Exhibit 99.(a)(4)

ARTICLES OF AMENDMENT

OF

THE CHILE FUND, INC.

changing its name to

ABERDEEN CHILE FUND, INC.

The Chile Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended by striking out Article II of the Articles of Incorporation and inserting in lieu thereof the following:

“ARTICLE II

NAME

The name of the Corporation is ABERDEEN CHILE FUND, INC.”

SECOND:  The foregoing charter amendment was duly approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

IN WITNESS WHEREOF, The Chile Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on March 24, 2010.

Witness:		THE CHILE FUND, INC.

/s/ Megan Kennedy		By:	/s/ Jennifer Nichols
Name:	Megan Kennedy		Name:	Jennifer Nichols
Title:	Secretary		Title:	Vice President

THE UNDERSIGNED Vice President of The Chile Fund, Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief all matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Jennifer Nichols
Name:	Jennifer Nichols
Title:	Vice President